                                                                     Exhibit 4.8

                           MONEY DESK PROMISSORY NOTE


Maximum Amount:  $25,000,000                           Portland, Oregon

Borrower's deposit Accounts:  179-0012-296             Date:  June 30, 1995

Deposit Account Branch:  SW 2nd & Columbia             Expiry:  On Demand


THE PARTIES TO THIS NOTE ARE:

                         POPE & TALBOT, INC. "BORROWER"

                                      AND

                  UNITED STATES NATIONAL BANK OF OREGON "BANK"


 1. Borrower wishes from time-to-time to borrow from Bank on a revolving credit basis. Bank wishes to lend to Borrower provided that all advances hereunder shall be made at the sole option of Bank and subject to all terms of this Note. The borrowings may be in increments. It is expected that the amount, maturity, and interest rate may vary from advance to advance.

2.    At or prior to the time of each advance, Borrower and Bank shall agree to:

      (a) the amount of the advance;

      (b) the interest rate;

      (c) the date the advance is to be credited; and

      (d) the maturity date of the advance.

 3. All advances made hereunder shall be deposited by Bank as instructed by the Borrower. Unless otherwise agreed in writing by Bank, no part of any advance may be paid before its maturity date.

 4. Interest shall be computed based on the number of days each advance is outstanding and shall assume a calendar year of 360 days.

 5. Borrower agrees to pay Bank the amount of each advance on the agreed upon maturity date. It is anticipated that Borrower and Bank may agree to extend the maturity date and otherwise modify the terms of an advance agreed upon under paragraph 2 above effective on the day after its maturity date. Each advance shall bear interest at the agreed upon rate until maturity and thereafter (unless modified in accordance with the preceding sentence) at the rate provided in numbered paragraph 7 below. Interest will be accrued daily and paid by Borrower on the maturity date of each advance, unless otherwise agreed in writing by the parties. Payments of principal and interest shall be made at the National Corporate Banking Division of Bank, 555 S.W. Oak Street, Portland, Oregon in immediately available lawful money of the United States of America.

 6. The maximum principal balance outstanding under this Note at any one time shall not exceed the Maximum Amount stated above and no advance may mature after the Expiry Date stated above; provided, however, that exceeding the Maximum Amount or Expiry Date shall not limit or otherwise affect the right of Bank to repayment of all advances or interest thereon. The books and records of Bank shall be the sole evidence of the agreement of Borrower and Bank to make an advance, the date and amount of funds to be advanced, the maturity date, and interest rate. No separate note or notes shall be signed by Borrower.

 7. If any advance is not paid on its maturity date, or if any interest is not paid on the date it is due, all advances shall bear interest at a rate two percent (2%) per annum above the prime rate of Bank, and all advances and interest shall without notice become immediately due and payable at the option of the holder of this Note. The prime rate of Bank is the interest rate which Bank has identified as its prime rate and is not, for example, the lowest interest rate Bank offers or has offered to any borrower or class of borrowers.

 8. In consideration of Bank making advances, in its sole discretion, upon the oral request of Borrower, Borrower agrees to repay all such advances in accordance with the terms of this Note, including advances requested by persons not authorized to request advances and from or on account of the improper withdrawal of all or part of such advances from Borrower's deposit account.

 9. This Note shall be governed by and construed in accordance with the law of the State of Oregon and applicable federal law and shall bind Borrower, its successors and assigns, and inure to the benefit of Bank, its successors and assigns. Borrower hereby waives presentment, demand, notice, and protest and all other waivable demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

10. If litigation is commenced to collect any indebtedness under this Note, the prevailing party shall be entitled to such additional sum of money as the court may adjudge reasonable as attorney's fees in the litigation and appeals therefrom. Further, if the Borrower is in default on any indebtedness under this Note, even if no litigation is commenced, the Borrower promises to pay all costs of collecting such overdue amounts. The right of setoff is hereby granted to the bank but not to any subsequent holders hereof.

                               NOTICE TO BORROWER

DO NOT SIGN THIS LOAN AGREEMENT BEFORE YOU READ IT. THIS LOAN AGREEMENT AUTHORIZES BANK TO REFUSE TO ACCEPT REPAYMENT OF THE LOAN PRIOR TO THE DATE PROVIDED FOR REPAYMENT IN THE LOAN AGREEMENT.

                                POPE & TALBOT, INC.

                                By:
                                       -------------------------------------
                                Title: Senior V.P. & Chief Financial Officer
                                       -------------------------------------